UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2018

SESEN BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36296	26-2025616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1800 Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 444-8550
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                 ☒

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas R. Cannell, D.V.M. as President and Chief Executive Officer and Class I Director
On August 7, 2018, the Board of Directors (the “Board”) of Sesen Bio, Inc. (the “Company”) appointed Thomas R. Cannell, D.V.M., age 57, as the Company’s President and Chief Executive Officer. In connection with his appointment as President and Chief Executive Officer of the Company, the Board also appointed Dr. Cannell as a Class I director with his term expiring at the Company’s 2021 annual meeting of stockholders.
Prior to joining the Company, Dr. Cannell had served from June 2016 to July 2018 as the Executive Vice President, Chief Operating Officer and President of Global Commercial Products of Orexigen Therapeutics, Inc. (“Orexigen”) and served as Orexigen’s Executive Vice President, Chief Commercial Officer from March 2015 to May 2016. Prior to joining Orexigen, Dr. Cannell spent 27 years at Merck & Co, Inc. (“Merck”), a healthcare company, in sales and marketing and as a general manager. While at Merck, he most recently served as Head of Global Human Health Operating Model Team and other recent assignments included President of Merck Canada and Head of Marketing and Strategy for Merck Sharp & Dohme Corp., Japan, a subsidiary of Merck. Prior to these positions, he served in general manager roles for a U.S. sales division and as leader of a Merck business unit, managing a multi-billion dollar product portfolio and thousands of employees. Dr. Cannell received both a B.S. and D.V.M. degree from Washington State University.
In connection with Dr. Cannell’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Dr. Cannell, which provides that his employment will continue until either the Company or Dr. Cannell provides notice of termination in accordance with the terms of the Employment Agreement. In addition, the Company entered into a non-competition, non-solicitation, confidentiality and assignment agreement with Dr. Cannell, which, among other things, prohibits him from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of his employment and for a specified time thereafter.

Pursuant to the Employment Agreement, Dr. Cannell is entitled to receive an annual base salary of $520,000, which will be reviewed at least annually and will be subject to increase (but not decrease) from time to time, as determined by the Board. In addition, pursuant to the Employment Agreement, Dr. Cannell is eligible to receive an annual cash bonus, which is based on the achievement of individual and corporate performance objectives, calculated as a percentage of his annual base salary, and which will be determined by the Board, in its sole discretion. Dr. Cannell’s initial target annual bonus is 50% of his annual base salary. Under the Employment Agreement, Dr. Cannell is also entitled to receive a one-time relocation payment in the amount of $280,000. If, prior to the two-year anniversary of August 7, 2018, Dr. Cannell resigns without “Good Reason” (as such term is defined in the Employment Agreement) or is terminated with “Cause” (as such term is defined in the Employment Agreement), Dr. Cannell is required to repay the Company the total sum of relocation benefits paid to Dr. Cannell pursuant to the Employment Agreement.
In addition, the Company granted Dr. Cannell stock options to purchase 1,350,000 shares of the Company’s common stock at an exercise price of $1.60 per share. The stock options have a ten-year term and will vest over a four-year period, with 25% of the shares underlying the stock option award vesting on the first anniversary of the date of grant and an additional 6.25% of the shares underlying the stock option vesting at the end of each successive three-month period following the one-year anniversary of the date of grant of the stock option, subject to Dr. Cannell’s continued service with the Company through the applicable vesting dates. The grant of stock options to Dr. Cannell was made outside the Company’s 2014 Stock Incentive Plan, as amended, as an inducement material to Dr. Cannell’s entering into employment with the Company pursuant to Nasdaq Stock Market LLC Listing Rule 5635(c)(4).
Under the Employment Agreement, termination of Dr. Cannell’s employment by the Company without “Cause,” or by Dr. Cannell with “Good Reason” (as such terms are defined in the Employment Agreement), would require the Company to pay severance to Dr. Cannell. Upon any such termination, Dr. Cannell would be entitled to receive (i) base salary continuation for a period of 12 months from the date of termination, payable in accordance with the Company’s normal payroll practices, (ii) an amount equal to his target bonus payment for the year in which the termination of employment occurs, prorated for the portion of the year in which he was employed, and (iii) provided that Dr. Cannell timely elects COBRA continuation coverage for himself and his eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by the Company on behalf of Dr. Cannell and his eligible dependents immediately preceding the date that his employment terminates until the earlier of the last day of the period of Dr. Cannell’s base salary continuation or the date that Dr. Cannell and his eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms.
Additionally, upon any such termination that occurs 18 months following a “Change in Control Transaction” (as such term is defined in the Employment Agreement), Dr. Cannell would be entitled to receive (i) base salary continuation for a period of 24 months from the date of termination, payable in accordance with the Company’s normal payroll practices, (ii) an amount equal to two times his target bonus payment for the year in which the termination of employment occurs, (iii) an acceleration in full of all of all of Dr. Cannell’s outstanding unvested equity awards and (iv) provided that Dr. Cannell timely elects COBRA continuation coverage for himself and his eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by the Company on behalf of Dr. Cannell and his eligible dependents immediately preceding the date that his employment terminates until the earlier of the last day of the period of Dr. Cannell’s base salary continuation or the date that Dr. Cannell and his eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms.
Dr. Cannell’s right to receive the severance payments and benefits described above under the Employment Agreement is conditioned upon his execution and non-revocation of a separation agreement containing a general release of claims.
In connection with his appointment, Dr. Cannell also entered into the Company’s standard indemnification agreement (the “Indemnification Agreement”), the form of which is filed as Exhibit 10.2 to this Current Report on Form 8-K. Pursuant to the terms of the Indemnification Agreement, the Company may be required, among other things, to indemnify Dr. Cannell for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as an executive officer and director of the Company.
Other than with respect to the Employment Agreement and the Indemnification Agreement, there are no arrangements or understandings between Dr. Cannell and any other persons pursuant to which Dr. Cannell was appointed as President and Chief Executive Officer of the Company or as a Class I director. There are also no family relationships between Dr. Cannell and any director or executive officer of the Company and Dr. Cannell has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The description of the Employment Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement and the Indemnification Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K.
Departure of Stephen A. Hurly as President and Chief Executive Officer
On August 7, 2018, the Company announced that Stephen A. Hurly departed as the Company’s President and Chief Executive Officer, effective immediately.
Director Resignations
On August 7, 2018, Abbie C. Celniker, Ph.D., formerly a Class III director, and Paul G. Chaney, formerly a Class II director, each resigned from the Board. The respective resignations of each of Dr. Celniker and Mr. Chaney were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In connection with the (i) appointment of Dr. Cannell as a Class I director and (ii) resignations of Dr. Celniker and Mr. Chaney, the size of the Board was reduced from eight directors to seven directors.

Item 8.01 – Other Events.
A copy of the press release announcing certain of the matters described under Item 5.02 of this Current Report on Form 8-K is filed herewith as Exhibit 99.1 and is incorporated by reference in this Item 8.01.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated August 7, 2018, by and between Sesen Bio, Inc. and Thomas R. Cannell.
10.2	Form of Indemnification Agreement by and between Sesen Bio, Inc. and each of its directors and executive officers.
99.1	Press Release, dated August 7, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 13, 2018

Sesen Bio, Inc.

By:	/s/ Richard F. Fitzgerald
Richard F. Fitzgerald
Chief Financial Officer, Secretary and Treasurer